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                                   Client Copy

                        The Commonwealth of Massachusetts
                 OFFICE OF THE MASSACHUSETTS SECRETARY OF STATE
                         MICHAEL J. CONNOLLY, Secretary
                ONE ASHBURTON PLACE, BOSTON. MASSACHUSETTS 02108
                 ARTICLES OF ORGANIZATION (Under G.L. Ch. 156B)

                                    ARTICLE I

                         The name of the corporation is:

                          THE NEW DAWNING COMPANY, INC.

                                   ARTICLE II

                 The purpose of the corporation is to engage in the following business activities:


         To engage in, conduct and carry on a business involving the financing, production, promotion and presentation of theatrical plays and shows, anywhere in the world, and all matters incidental and related thereto.

         To carry on any business or other activity which may be lawfully carried on by a corporation organized under the Business Corporation Law of the Commonwealth, whether or not related to those referred to in the foregoing paragraph.

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                                   ARTICLE III

The type and classes of stock and the total number of shares and par value, if any, of each type and class of stock which the corporation is authorized to issue is as follows:

WITHOUT PAR VALUE STOCKS
Type              Number of Shares
Common            20,000


                                   ARTICLE IV

If more than one type, class or series is authorized, a description of each with, if any, the preferences, voting powers, qualifications, special or relative rights or to each type and class thereof and any series now established.

         Not applicable


                                    ARTICLE V

The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are as follows:

         See V.A.  attached hereto and made a part hereof.


                                   ARTICLE VI

Other lawful provisions, if any. for the conduct and regulation of business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining. or regulating the powers of the corporation. or of its directors or stockholders, or of any class of stockholders: (If there are no provisions state "None".)

         None


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V.A.

         Any stockholder, including the heirs, assigns, executors, or administrators of a deceased stockholder, desiring to sell or transfer such stock owned by him or them, shall first offer it to the corporation through the Board of Directors, in the manner following:

         He shall notify the directors of his desire to sell or transfer by notice in writing, which notice shall contain the price at which he is willing to sell or transfer and the name of one arbitrator. The directors shall within thirty days thereafter either accept the offer, or by notice to him in writing name a second arbitrator, and these two shall name a third. It shall then be the duty of the arbitrators to ascertain the value of the stock, and if any arbitrator shall neglect or refuse to appear at any meeting appointed by the arbitrators, a majority may act in the absence of such arbitrator.

         After the acceptance of the offer, or the report of the arbitrators as to the value of the stock, the Directors shall have thirty days within which to purchase the same at such valuation, but if at the expiration of thirty days, the corporation shall not have exercised the right to purchase, the owner of the stock shall be at liberty to dispose of the same in any manner he may see fit.

         No shares of stock shall be sold or transferred on the books of the corporation until these provisions have been complied with, but the Board of Directors may, in any particular instance, waive these requirements.

         In the event the corporation does not choose to purchase the stock, any stockholder desiring to sell or transfer such stock owned by him, shall then offer it to the remaining stockholders in the same manner set out above.


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                                   ARTICLE VII

The effective date of organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing.

The information contained in ARTICLE VIII is NOT a PERMANENT part of the Articles of Organization and may be changed ONLY by filing the appropriate form provided therefor.

                                  ARTICLE VIII

a. The street address of the corporation IN MASSACHUSETTS is: (post office boxes are no not acceptable)

         120 Boylston Street, Suite 502, Boston, MA 02116

b. The name, residence and post office address (if different) of the directors and officers of the corporation are as follows:


                          NAME                 RESIDENCE                            POST OFFICE ADDRESS

PRESIDENT:           Jon B.  Platt        220 Boylston St.  -#1109               220 Boylston St.  -#1109
                                          Boston, MA  02116                      Boston, MA  02116

TREASURER:           Jon B.  Platt        220 Boylston St.  -#1109               220 Boylston St.  -#1109
                                          Boston, MA  02116                      Boston, MA  02116

CLERK:               Jon B.  Platt        220 Boylston St.  -#1109               220 Boylston St.  -#1109
                                          Boston, MA  02116                      Boston, MA  02116

DIRECTORS:           Jon B.  Platt        220 Boylston St.  -#1109               220 Boylston St.  -#1109
                                          Boston, MA  02116                      Boston, MA  02116


c. The fiscal year (i.e., tax year) of the corporation shall end on the last day of the mouth of:

                  December in each year

d. The name and BUSINESS address of the RESIDENT AGENT of the corporation, if any, is:

                  none



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                                   ARTICLE IX

By-laws of the corporation have been duly adopted and the president, treasurer, clerk and directors whose times are set forth above. have been duly elected.

IN WITNESS WHEREOF and under the pains and penalties of perjury, I/ WE, whose signature(s) appear below as incorporator(s) and whose names and business or residential address(es) ARE CLEARLY TYPED OR PRINTED beneath each signature do hereby associate with the intention of forming this corporation under the provisions of General Laws Chapter 156B and do hereby sign these Articles of Organization as incorporator(s) this 18 day of January 1994.

















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                        THE COMMONWEALTH OF MASSACHUSETTS

                            ARTICLES OF ORGANIZATION

                      GENERAL LAWS, CHAPTER 156B SECTION 12


         I hereby certify that, upon an examination of these articles of organization duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with and I hereby approve said articles and the filing fee in the amount of $ having been paid, said articles are deemed to have been filed with me this day of 19__.

Effective date


                               MICHAEL J. CONNOLLY
                               Secretary of State

FILING FEE: 1/10 of 1% of the total amount of the authorized capital stock but not less than $200.00. For the purpose of filing, shares of stock with a par value less than one dollar or no par stock shall be deemed to have a par value of one dollar per share.




                PHOTOCOPY OF ARTICLES OF ORGANIZATION TO BE SENT



Arthur M.  White
BIKOFSKY AND WHITE
281 Pleasant Street, Framingham, MA  01701
Telephone:  (508) 879-5000



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